UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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SYNERGY RESOURCES CORPORATION
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PROXY STATEMENT

1625 Broadway, Suite 300

Denver, CO 80202

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

to be held June 22, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 annual meeting of shareholders of Synergy Resources Corporation (the “Company”), which will be held on June 22, 2016, at 10:00 a.m., Mountain Daylight Time, at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202, for the following purposes:

1.              To elect the nominees named in the accompanying proxy statement as members of the Company’s Board of Directors;

2.              To ratify the appointment of EKS&H LLLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2016; and

3.              To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All shareholders are invited to attend the meeting.  Shareholders of record at the close of business on May 2, 2016, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.  You must present your proxy, voter instruction card, or meeting notice for admission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on June 22, 2016.  The proxy statement for the annual meeting is available electronically at http://www.viewproxy.com/syrginfo/2016am.

The Board of Directors recommends shareholders vote for each proposal.  Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or online following the instructions on the proxy.

On behalf of the Board of Directors, we would like to express our appreciation for your continued support of Synergy Resources Corporation.

By Order of the Board of Directors

Very truly yours,

/s/ Lynn A. Peterson
Lynn A. Peterson
Chief Executive Officer
May 18, 2016

PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Synergy Resources Corporation, a Colorado corporation (“we,” “us,” “Synergy” or the “Company”), in connection with its solicitation of proxies for Synergy’s Annual Meeting of Shareholders to be held on June 22, 2016, at 10:00 a.m., Mountain Daylight Time, at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”).  In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication.  They will not receive any additional compensation for these activities.  We have entered into an agreement with Alliance Advisors, LLC to provide proxy soliciting services, and we anticipate paying approximately $8,000 for such services.  Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners.  We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our shareholders on or about May 18, 2016.  The proxy materials are also available at http://www.viewproxy.com/syrginfo/2016am.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in such proxies.  Where no instructions are given, shares will be voted “FOR” the election of the director nominees named herein (Proposal No. 1) and “FOR” the ratification of EKS&H LLLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2016 (Proposal No. 2).

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to the Company’s corporate secretary either an instrument of revocation or an executed proxy bearing a later date.

On February 25, 2016, our Board of Directors approved a change of our fiscal year from August 31 to December 31, commencing with the twelve-month period beginning on January 1, 2016. Certain disclosures in this Proxy Statement cover the four-month transition period from September 1, 2015 to December 31, 2015 (the “Transition Period”).

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND PROCEDURAL MATTERS

Why am I receiving these proxy materials?

The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held June 22, 2016 at 10:00 a.m., Mountain Daylight Time, for the purposes of considering and acting upon the matters set forth in this Proxy Statement.

What is the purpose of the meeting?

The purpose of the meeting is to vote on the following matters:

1.              To elect the nominees named herein as members of the Company’s Board;

2.              To ratify the appointment of EKS&H LLLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2016; and

3.              To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Am I entitled to vote at the meeting?

Shareholders of record on May 2, 2016, the record date for the meeting, are entitled to receive notice of and to vote at the meeting.  As of the close of business on May 2, 2016, there were 148,695,805 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

Where is the Annual Meeting being held?

The Annual Meeting will be held at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, Colorado 80202.

What is the difference between holding shares as a “shareholder of record” and holding shares as “beneficial owner” (or in “street name”)?

Most shareholders are considered “beneficial owners” of their shares (sometimes also referred to as shares held in “street name”), which means that they hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record:  If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares.  As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by telephone or via the Internet, or to vote in person at the meeting.  For additional information, please see “What are the different methods that I can use to vote my shares of common stock?” below.

Beneficial Owner:  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the proxy materials are being forwarded to you by your broker, bank or nominee.  As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from that firm.  You are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

What is a “broker non-vote”?

If you are a beneficial owner of your shares, you will receive material from your broker, bank or other nominee asking how you want to vote and informing you of the procedures to follow in order for you to vote your shares.  If the nominee does not receive voting instructions from you, it may vote only on proposals that are considered “routine” matters under applicable rules.  A nominee’s inability to vote because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.” For a description of the effect of broker non-votes on each proposal to be made at the Annual Meeting, see

“What vote is required to approve each proposal?” below.  Only Proposal No. 2, relating to the ratification of our independent registered audit firm, is considered routine for the purposes of this rule.

What are the different methods that I can use to vote my shares of common stock?

Shareholder of Record:  If you are a shareholder of record, there are several ways for you to vote your shares, as follows:

•                  By Telephone or Via the Internet:  Shareholders of record can vote their shares by telephone or via the Internet by following the instructions provided in the enclosed proxy card.  Shareholders of record who vote by telephone or via the Internet need not return a proxy card by mail.

•                  By Written Proxy:  Shareholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card.

•                  In Person:  All shareholders of record may vote in person at the Annual Meeting.  For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owner:  If you are a beneficial owner, you should have received voting instructions from your broker, bank or other nominee.  Beneficial owners must follow the voting instructions provided by their nominee in order to direct such broker, bank or other nominee as to how to vote their shares.  The availability of telephone and Internet voting depends on the voting process of such broker, bank or nominee.  Beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the Annual Meeting in order to vote in person.

What are my voting rights as a shareholder?

Shareholders are entitled to one vote for each share of our common stock that they own as of the record date.

Can I revoke or change my vote?

Yes.  If you are a shareholder of record, you may revoke or change your vote before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person.  Shareholders of record who vote via the Internet or by telephone may change their votes by re-voting by those means.  If you are a beneficial owner, you must follow instructions provided by your broker, bank or other nominee.  A shareholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.

What constitutes a quorum?

Shareholders representing one-third of the outstanding shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.  Abstentions and broker non-votes will be counted towards a quorum.  At the close of business on May 2, 2016, the record date for the meeting, there were 148,695,805 shares of our common stock outstanding.

What are the Board’s recommendations?

Our Board recommends a vote FOR each proposal set forth in this Proxy Statement.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board.  If no recommendation if given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal No. 1, relating to the election of directors.  Members of the Board are elected by a plurality of votes cast.  This means that the eight nominees who receive the largest number of “FOR” votes cast will be elected.  There is no cumulative voting for directors.  Proposal No. 2 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.  Abstentions and broker non-votes will have no effect on the outcome of the vote on either proposal.

Do I have appraisal rights in connection with either proposal?

No action is proposed at the Annual Meeting for which the laws of the State of Colorado or other applicable law provides a right of our shareholders to dissent and obtain appraisal of or payment for such shareholders’ common stock.

Who can help answer my questions?

If you need assistance in voting by telephone or over the Internet or completing your proxy card, or have questions regarding the Annual Meeting, please contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

888-693-8683

PROPOSAL NO. 1—ELECTION OF DIRECTORS

As of the date of this Proxy Statement and as permitted by the Company’s bylaws, the Board consists of eight directors.  Current directors William E. Scaff, Jr., Edward Holloway and R.W. Noffsinger, III will not stand for re-election at the Annual Meeting.  The Nominating Committee of the Board and the Board have nominated Paul J. Korus as a new candidate for election at the Annual Meeting, and have nominated each current director other than Messrs. Scaff, Holloway and Noffsinger for re-election.  Each candidate elected will serve a one-year term, subject to such person’s earlier resignation or removal.  Mr. Korus’s nomination was initially recommended by our Chief Executive Officer.

The appointed proxies will vote your shares in accordance with your instructions and for the election of the director nominees unless you withhold your authority to vote for one or more of them.  The Board does not contemplate that any of the director nominees will become unavailable for any reason; however, if any director is unable to stand for election, the Board may reduce its size or select a substitute.  Your proxy cannot otherwise be voted for a person who is not named in this Proxy Statement as a candidate for director or for a greater number of persons than the number of director nominees named.  There is no cumulative voting for directors.

Executive Officers and Directors

Our executive officers as of the date of the Proxy Statement and director candidates are listed below.  Our directors are generally elected at our annual shareholders’ meeting and hold office until the next annual shareholders’ meeting or until their successors are elected and qualified.  Our executive officers are appointed by the Board and serve at its discretion.

Name	Age	Position
Lynn A. Peterson	63	Chief Executive Officer, President and Director
James P. Henderson	50	Chief Financial Officer
Craig D. Rasmuson	48	Chief Operating Officer
Rick A. Wilber	69	Director
Raymond E. McElhaney	59	Director
Jack Aydin	75	Director
Daniel E. Kelly	57	Director
Paul J. Korus	59	Director Candidate

Lynn A. Peterson — Mr. Peterson joined Synergy in May 2015 and currently serves as the Chairman of the Board, President and Chief Executive Officer.  He was a co-founder of Kodiak Oil & Gas Corporation (“Kodiak”), and served Kodiak as a director (2001-2014) and as its President, Chief Executive Officer (2002-2014) and Chairman of the Board (2011-2014), until its acquisition by Whiting Petroleum Corporation in December 2014.  Mr. Peterson served as a director of Whiting Petroleum Corporation from December 2014 to June 2015.  Mr. Peterson has over 30 years of industry experience.  He graduated from the University of Northern Colorado with a Bachelor of Science in Accounting.

James P. Henderson — Mr. Henderson joined Synergy in August 2015 and currently serves as Executive Vice President and Chief Financial Officer.  He was the Chief Financial Officer of Kodiak from 2007 to 2014 until its acquisition by Whiting Petroleum Corporation in December 2014.  Mr. Henderson has over 25 years of industry experience and holds a Bachelor’s degree in Accounting from Texas Tech University and a Master of Business Administration degree from Regis University.

Craig D. Rasmuson — Mr. Rasmuson joined Synergy in September 2008 and currently serves as our Chief Operating Officer.  Prior to joining Synergy, Mr. Rasmuson worked with DCP Midstream from May 2006 to January 2008 as its Right-of-Way Agent and for PDC Energy from January 2008 to September 2008 as its Field Landman.

Rick A. Wilber — Mr. Wilber has been one of our directors since September 2008.  Since 1984, Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies.  In 1974, Mr. Wilber was co-founder of Champs Sporting Goods, a retail sporting goods chain, and served as its President from 1974-1984.  He has been a director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees.  He served as a director of Royce Laboratories, Inc., a pharmaceutical concern, from 1990 until it was sold to Watson Pharmaceuticals, Inc. in April 1997 and was a member of its compensation committee.  Mr. Wilber graduated from the United States Military Academy at West Point.

Raymond E. McElhaney — Mr. McElhaney has been one of our directors since May 2005.  Since January 2013, he has been the President of Longhorn Investments, LLC, a private financial company.  From 1990 until December 2012, he was the President of MCM Capital Management Inc., a privately held financial management company.  Mr. McElhaney was a former officer and director of Wyoming Oil and Minerals and a director of United States Exploration, Inc., both publicly traded companies.  Mr. McElhaney was a managing partner of Waco Pipeline, a natural gas gathering system.  Mr. McElhaney received his Bachelor of Science Degree in Business Administration from the University of Northern Colorado in 1978.

Jack N. Aydin — Mr. Aydin was appointed as one of our directors in July 2014.  Mr. Aydin was employed as an analyst by KeyBanc Capital Markets from 1973 through July 1, 2014, most recently serving as Senior Managing Director since April 2002.  With KeyBanc, Mr. Aydin concentrated his analyst coverage on integrated oil companies and the exploration and production sector and, for the latter part of his tenure, focused in particular on small to mid-cap exploration and production companies.  Mr. Aydin is a member of the National Association of Petroleum Investment Analysts, the Oil Analysts Group of New York, and the New York Society of Security Analysts.  Mr. Aydin holds an M.B.A. degree in finance and economics, as well as a Bachelor of Science degree in Business Administration, from Fairleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim College in Mosul, Iraq.

Daniel E. Kelly — Mr. Kelly was appointed as one of our directors in February 2016. Mr. Kelly is currently President and director of Santa Rita Resources LLC. Mr. Kelly retired from Noble Energy, Inc. in March 2015, where he served as Vice President of Regional Strategy and Planning from June 2014 to March 2015. In that role, he focused on governmental and industry relations and community engagement in the DJ Basin, and served on Governor Hickenlooper’s task force on oil and gas development issues. He served as Noble’s Vice President of Operations for the DJ Basin from June 2008 to May 2014, and as a Business Unit Manager in the DJ Basin for Noble from January 2006 to May 2008. Prior to that, he served in various engineering, operational and management roles for Noble and other oil and gas companies beginning in 1982. He holds a B.S. in Petroleum Engineering from the Colorado School of Mines.

Paul J. Korus — Mr. Korus was the Senior Vice President and Chief Financial Officer of Cimarex Energy Co. from September of 2002 until his retirement in 2015, and held the same positions with its predecessor, Key Production Company, from 1999 through 2002. He was a senior investment research analyst with Petrie Parkman & Co from 1995 through 1999, and was with Apache Corporation for thirteen years prior to that. Mr. Korus graduated from the University of North Dakota with a Bachelor of Science in Economics, and also earned a Master of Science in Accounting there.

We believe Messrs. Peterson, McElhaney, Kelly and Korus are qualified to act as directors due to their experience in the oil and gas industry.  We believe Messrs. Wilber, Korus and Aydin are qualified to act as directors as result of their experience in financial matters.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Management

Our business is managed under the direction of the Board, with Mr. Peterson acting as Chairman of the Board.  None of our independent directors has been formally designated as the lead independent director, and we do not have a policy regarding separation of the CEO and Chairman positions.  We believe this structure is appropriate at this time in light of the size of the Board and our company.

In performing its duties, the Board oversees the Company’s identification and management of its critical business risks.  Risks are considered on a continuous basis, including in connection with acquisition and hedging activities.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval.  Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings.  The Board held three meetings during the Transition Period and acted eight times by written consent, primarily with respect to minor matters.  All directors attended all of the Board meetings and committee meetings for the committees on which they served during the Transition Period, either in person or via telephone conference, except that one director was absent from one meeting of the Compensation Committee. Directors are not required to attend the annual shareholders’ meeting; however, all directors are expected to attend the June 22, 2016 meeting.  All of the directors then in office attended the annual meeting held on December 15, 2015.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Nominating Committee are described below.  We expect that, if elected, Mr. Korus will be appointed to the Audit Committee in the place of Mr. Noffsinger.  The Board has not yet determined whether any other changes in committee assignments will be made as a result of the anticipated changes in Board membership discussed above.  Mr. Korus qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee currently consists of Messrs. Aydin, McElhaney and Noffsinger, with Mr. Noffsinger acting as Chairman.  The primary function of the Audit Committee is to assist the Board in its oversight of our financial reporting process.  Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices.  The Board has adopted a written charter for the Audit Committee, a copy of which can be found on the Company’s website at:  www.syrginfo.com.  The Board has determined that Mr. Noffsinger qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE MKT and SEC rules.  During the Transition Period, the Audit Committee held one meeting.

The Compensation Committee currently consists of Messrs. Aydin, Wilber and McElhaney, with Mr. Aydin acting as Chairman.  The Compensation Committee’s primary function is to evaluate and approve the Company’s compensation plans and programs for officers, including our Chief Executive

Officer.  The Board has adopted a written charter for the Compensation Committee, a copy of which can be found on the Company’s website at:  www.syrginfo.com.  The Board has determined that each member of the committee is independent under applicable NYSE MKT rules.  During the Transition Period, the Compensation Committee held two meetings and acted by written consent once.

The Nominating Committee currently consists of Messrs. Wilber, McElhaney and Noffsinger  with Mr. Wilber acting as Chairman.  The Nominating Committee’s primary functions are to identify, evaluate and recommend to the Board qualified candidates for election or appointment to the Board.  The Nominating Committee does not have a written charter.  The Board has determined that each member of the committee is independent under applicable NYSE MKT rules.  The Nominating Committee did not hold any meetings during the Transition Period.

The Company does not have a formal policy regarding the consideration of director candidates recommended by shareholders; however, the Nominating Committee will consider candidates recommended by shareholders on the same basis as candidates proposed by other persons.  The Board believes that its process for assessing director candidates is appropriate at this time.  Under Colorado law, any shareholder can nominate an individual as a director candidate at the annual shareholders’ meeting.  To submit a candidate for the Board, a shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company’s Chief Executive Officer at 1625 Broadway, Suite 300, Denver, Colorado 80202.  The Board has not established any specific qualifications or skills a nominee must meet to serve as a director.

The Nominating Committee does not have a formal policy with respect to the consideration of diversity when assessing directors and directorial candidates, but considers diversity as part of its overall assessment of the Board’s functioning and needs.  The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Compensation Committee Interlocks and Insider Participation

We had no compensation committee interlocks with any other company during the Transition Period.

Director Independence

The Board has determined that each of Messrs. Wilber, McElhaney, Aydin, Kelly and Korus is independent under NYSE MKT rules.

Security Holder Communications Policy

Holders of the Company’s common stock can send written communications to the Company’s entire Board of Directors, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to the Company’s offices at 1625 Broadway, Suite 300, Denver, Colorado 80202.  Communications addressed to the Board as whole will be delivered to each Board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.  Security holder communications not sent to either the Board as a whole or to specified Board members may not be relayed to Board members.

Code of Ethics

In connection with its oversight of our operations and governance, the Board has adopted, among other things, a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues and charters of the Audit Committee and the Compensation Committee of the Board.  Each of these documents can be viewed on our website at www.syrginfo.com under the heading “Investor Relations” and the subheading “Corporate Governance.” We will disclose on our website any amendment or waiver of the Code of Business Conduct and Ethics in the manner required by SEC and NYSE MKT rules.  Copies of the foregoing documents and disclosures are available without charge to any person who requests them.  Requests should be directed to Synergy Resources Corporation, Attn:  Secretary, 1625 Broadway, Suite 300, Denver, Colorado 80202.

Director Compensation

On October 29, 2014, the Company’s Directors approved the following compensation arrangements for the Company’s directors:

•                  Commencing December 1, 2014, each non-employee Board member will be paid an annual retainer of $160,000 payable in quarterly installments, in either cash or shares of the Company’s common stock, at the election of the director.

•                  Members of the Compensation Committee, Nominating Committee and Acquisition Committee are paid an additional annual retainer of $4,000 for their participation on each committee.  Compensation for participation on the Audit Committee is $8,000 annually per member.  Committee Chairmen for all board committees receive an additional $2,000 annually.

In late 2015, the Company decided to transition to a director compensation structure that would include equity incentive compensation, in the form of time-vesting restricted stock or restricted stock units, as a significant portion of overall compensation, and a reduced annual retainer. Based on a market review and analysis, on December 14, 2015, the Company’s directors approved the following revised compensation arrangements for the Company’s non-employee directors (excluding Messrs. Holloway and Scaff):

•                  Commencing January 1, 2016, each non-employee director will be paid an annual retainer of $60,000, payable in quarterly installments in either cash or shares of the Company’s common stock, at the election of the director.

•                  The Chairman of the Audit Committee will receive an additional $17,000 per year, payable in quarterly installments. Members of the Audit Committee will receive an additional $10,000 per year, payable in quarterly installments.

•                  The Chairman of the Compensation Committee will receive an additional $15,000 per year, payable in quarterly installments. Members of the Compensation Committee will receive an additional $5,000 per year, payable in quarterly installments.

•                  The Chairman of the Nominating/Corporate Governance Committee will receive an additional $10,000 per year, payable in quarterly installments. Members of the Nominating/Corporate Governance Committee will receive an additional $5,000 per year, payable in quarterly installments.

•                  Each non-employee director will receive an annual stock award equal to $150,000. The number of shares will be determined based on the average closing price of the Company’s common stock for the twenty trading days prior to January 1 of the applicable year of grant. The shares issued will vest in four equal quarterly installments, with the first tranche vesting upon the grant date.

The following table shows the compensation paid during the Transition Period or accrued for the 2016 fiscal year to our Directors.  Non-employee directors have the option to receive their fees in either cash or stock:

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Retainers	Committee Chairman Retainer	Total
Rick Wilber (1)	$128,333	$—	$—	$128,333
Raymond McElhaney (2)	128,333	—	—	128,333
Bill Conrad (2)	128,333	—	—	128,333
R.W. Noffsinger (2)	128,333	—	—	128,333
George Seward (3)	128,333	—	—	128,333
Jack Aydin (4)	128,333	—	—	128,333
Total	$769,998	$—	$—	$769,998

(1)         Amount includes the issuance of 12,587 shares of common stock with a fair value, computed in accordance with ASC 718, of $128,333 during the Transition Period.

(2)         Amount includes the issuance of 7,500 shares of common stock with a fair value, computed in accordance with ASC 718, of $75,000 during the Transition Period.

(3)         Amount includes the issuance of 8,654 shares of common stock with a fair value, computed in accordance with ASC 718, of $88,333 during the Transition Period.

(4)         Amount includes the issuance of 11,433 shares of common stock with a fair value, computed in accordance with ASC 718, of $115,000 during the Transition Period.

Director Share Ownership Requirements

In 2016, the Board adopted Share Ownership Requirements for the Company’s non-employee directors. Required ownership for non-employee directors is three times annual board compensation. Qualified holdings for non-employee directors are the same types of holdings (stock owned directly and unvested time-based restricted stock) as the qualified holdings for the Company’s executives. For purposes of the policy, the value of the shares held is measured on an annual basis. Non-employee directors will have a five year phase-in period in which to meet the ownership requirements.

Certain Relationships and Related Person Transactions

The Board has established a practice pursuant to which it reviews, and approves and ratifies when deemed appropriate, transactions with related parties including directors and executive officers of the Company and entities in which such persons have a significant financial interest.  Pursuant to this practice, any transaction between the Company and the related person(s) must be approved by a majority of the Company’s disinterested directors.  In determining whether to approve or ratify a transaction, the disinterested directors will consider the relevant facts and circumstances of the transaction, which may include factors such as the relationship of the related person with the Company, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis and the impact of the transaction on the Company’s business and operations.

The Company leases its Platteville, Colorado office and an equipment storage yard under a lease agreement with HS Land & Cattle, LLC (“HSLC”). HSLC is controlled by Ed Holloway and William Scaff, Jr., members of the Board.  The lease term expired on July 1, 2015 and is currently continuing on a month-to-month basis, at a monthly lease payment of $15,000.

The Company previously maintained a program to acquire undeveloped mineral interests in several Colorado and Nebraska counties.  George Seward, a member of the Board as of December 31, 2015, led that program.  In the aggregate, the Company leased approximately 240,000 net mineral acres in the area.  The Company agreed to compensate the persons, including Mr. Seward, who assisted in the acquisition effort.  The compensation was paid in the form of restricted shares of the Company’s common stock.  Mr. Seward resigned from the Board effective February 1, 2016.

Amounts received by Mr. Seward are summarized in the following table:

	Four Months Ended	Year Ended August 31,
	December 31, 2015	2015	2014	2013
Restricted shares of common stock	—	—	15,883	31,454
Value of restricted common stock (in thousands)	$—	$—	$106	$105

In addition, some of the mineral interests were leased from Mr. Seward.  The following table summarizes the net acres leased from Mr. Seward, the number of restricted common shares issued to him, and the value of those shares on the date of the transaction:

	Four Months Ended	Year Ended August 31,
	December 31, 2015	2015	2014	2013
Mineral acres leased	6,498	—	4,844	2,263
Shares of restricted common stock	22,515	—	40,435	22,202
Value of common stock (in thousands)	$248	$—	$313	$91

The Company processes revenue distribution payments to entities that own mineral interests in wells which the Company operates, including payments to four of the Company’s directors or their affiliates, Lynn A. Peterson, Ed Holloway, William Scaff, Jr., and George Seward. The royalty payments made to directors or their affiliates totaled $62,000 for the four months ended December 31, 2015.

Vote Required for Approval

The election of Messrs. Peterson, Wilber, McElhaney, Aydin, Kelly and Korus to the Board will be approved if the number of votes cast in favor of those candidates exceeds the number of votes cast for other candidates, if any.  Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

The Board recommends that you vote FOR the election of Messrs. Peterson, Wilber, McElhaney, Aydin, Kelly and Korus as directors of the Company.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
ACCOUNTING FIRM

The Audit Committee has selected EKS&H LLLP, an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending December 31, 2016 and the Company is submitting the appointment of EKS&H LLP to the shareholders for ratification.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  In addition, the Audit Committee may elect to appoint a different independent registered public accounting firm for the year ending December 31, 2016 or any other period at any time if it determines that doing so would be in the best interests of the Company and its shareholders, regardless of the outcome of the vote on this proposal.  A representative of EKS&H LLLP is expected to be present at the shareholders’ meeting and will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Fees Paid to Principal Accountants

For the four months ended December 31, 2015 and for each of the years ended August 31, 2015 and 2014, fees paid or accrued to EKS&H LLLP were:

	Four Months Ended December	Year Ended August 31,
	31, 2015	2015	2014
Audit Fees	225,000	$345,000	$275,000
Audit-Related Fees	92,000	65,000	42,000
Tax Fees	20,485	91,000	66,000
All Other Fees	26,815	46,000	50,000
Total Fees	364,300	$547,000	$433,000

Audit fees represent amounts billed for professional services rendered for the audit of our annual financial statements, our system of internal control over financial reporting and the reviews of the financial statements included in our Form 10-Q and Form 10-K reports.  Audit-related fees include amounts billed for the review of our registration statements on Form S-3 and Form S-8 and the audits of the historical financial statements of companies acquired. Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning for the Company. All other fees represent due diligence activities performed on our behalf.

Audit Committee Pre-Approval Policy

The Audit Committee has policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant.  The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder.  Pre-approval authority may be delegated in certain circumstances.  All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to its pre-approval policies as in effect as of the relevant time.

See our Transition Report on Form 10-K for the four months ended December 31, 2015 for the report of the Audit Committee.

Vote Required for Approval

The ratification of the appointment of EKS&H LLLP as our independent registered accounting firm for the year ending December 31, 2016 will be approved if the votes cast in favor of the proposal exceed the votes cast against it.  Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

The Board recommends that you vote FOR the proposal to ratify the appointment of EKS&H LLLP as our independent registered accounting firm for the year ended December 31, 2016.

EXECUTIVE COMPENSATION

See our Transition Report on Form 10-K for the four months ended December 31, 2015 for the report of the Compensation Committee.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) outlines the Company’s executive compensation program for its named executive officers (“NEOs”) for the Transition Period.  In addition, the CD&A contains certain information regarding compensation decisions relating to the fiscal year ended August 31, 2015 and calendar year 2016. We believe this additional disclosure helps to place in context the compensation of our NEOs for the Transition Period, particularly in light of the unique nature of the Transition Period and the significant changes we made to our executive compensation programs for calendar 2016 in response to the outcome of the vote on our recent “say-on-pay” proposal. This CD&A includes information on our compensation philosophy, how compensation decisions are made, the overall objectives of the Company’s compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding the NEO’s compensation program. For a complete discussion on the compensation paid to the Named Executive Officers during the fiscal year ended August 31, 2015, please see the CD&A section of the Proxy Statement for the 2015 Annual Meeting of Shareholders (filed on November 9, 2015).

Our NEOs for the Transition Period were:

•                  Edward Holloway, former Co-Chief Executive Officer (resigned effective December 31, 2015);

•                  William E. Scaff, Jr., former Co-Chief Executive Officer and Treasurer (resigned effective December 31, 2015);

•                  Lynn A. Peterson, President, and (effective January 1, 2016) Chairman and Chief Executive Officer;

•                  James P. Henderson, Chief Financial Officer;

•                  Frank L. Jennings, Chief Accounting Officer (resigned as Chief Accounting Officer effective May 16, 2016); and

•                  Craig D. Rasmuson, Chief Operating Officer.

2015 Stockholder Say-on-Pay Vote

We provide our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our NEOs. In December 2015, at our annual meeting of shareholders, based upon total shares voted, our stockholders did not approve our NEOs’ compensation, with approximately 49% voting in favor and approximately 50% voting against (with approximately 1% abstaining). The Compensation Committee takes the views of our stockholders seriously and their dissatisfaction with our existing executive compensation programs, as well as the issues that have been raised by certain proxy advisory firms with respect to historic pay agreements between the Company and its former executives that we believe are primarily responsible for the negative voting outcome. In response to the opinions of our stockholders and the issues raised with our historic pay agreements, the Company has undertaken a complete redesign of its executive compensation programs for calendar year 2016. The new compensation program is intended to address our stockholders’ concerns and the issues raised with our historic pay agreements, and was developed with the help of Compensation & Benefit Solutions, LLC (“CBS” or the “Compensation Consultant”), an independent executive compensation consulting firm hired directly by the Compensation Committee in late 2015 to assist the Compensation Committee in evaluating and redefining the Company’s future executive compensation policies and procedures. Based on the advice of CBS, the Company, through the Compensation Committee, implemented a 2016 compensation program more directly linked to Company performance and shareholder returns. Please see “Components of Compensation-Executive Officers” below for details regarding the design and certain determinations made for our 2016 executive compensation program.

Executive Summary

Overview

The Compensation Committee has overall responsibility for the compensation program for our NEOs. The Compensation Committee reviews, adopts, and oversees our compensation strategy, policies, plans, and programs.

In evaluating executive officer pay, the Compensation Committee may retain the services of an independent compensation consultant or research firm and consider recommendations from our Chief Executive Officer and persons serving in managerial positions over a particular executive officer with respect to goals and compensation of the executive officer. Our Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation, other than compensation for our Chief Executive Officer, are first approved by our Compensation Committee and then submitted, together with the Compensation Committee’s recommendations, to our Board for final approval.

We choose to pay the various elements of compensation discussed in this CD&A in order to attract, retain, and motivate our high performing and well respected executive talent, reward annual performance, and to provide incentives for the achievement of intermediate and long-term strategic goals.

Leadership Changes

We experienced significant leadership changes during the Transition Period, which drove certain out of the ordinary compensation actions. On December 14, 2015, the board of directors accepted the resignations of Messrs. Holloway and Scaff, effective December 31, 2015. Pursuant to their resignations, the employment agreements with Messrs. Holloway and Scaff were terminated effective December 31, 2015. As part of the arrangement, Messrs. Holloway and Scaff entered into consulting agreements with the Company which provide that the former Co-CEOs would provide advice to Mr. Peterson on an as requested basis in the areas of acquisitions and special projects, or as otherwise requested by Mr. Peterson. In exchange for their services, the Company agreed to pay each $70,000 per month during the five-month period ending May 31, 2016, and each received title to the Company vehicle which was assigned to them at the time of resignation. In addition, in recognition of past services, Messrs. Holloway and Scaff were each awarded a $375,000 discretionary bonus, as well as 200,000 shares of common stock of the Company. Lastly, upon their resignations, all unvested equity awards held by Messrs. Holloway and Scaff were accelerated. Messrs. Holloway and Scaff will not be eligible to receive any additional compensation for any continued service on the Board following their resignations.

Additionally, on March 30, 2016, Mr. Jennings notified the Company that after his employment agreement expires on May 31, 2016, he will not continue his employment with the Company, including his position as the Chief Accounting Officer of the Company.  His resignation as Chief Accounting Officer became effective on May 16, 2016.

2015 Market and Industry Context

In the past year, the oil and gas industry has witnessed extraordinary volatility. Exploration and production focused companies in particular have experienced some of the worst of this volatility. Following a decline in oil and gas prices in 2014 of approximately 40% and 35%, respectively, oil and gas prices remained under pressure in 2015, largely related to foreign market pressures and strong domestic production. However, the Company believes that it remains well positioned even in such an uncertain market. The Company has grown its production at over a 100% compounded annual rate since 2011, while maintaining an efficient cost structure and low leverage profile. The Company’s focus remains the Wattenberg Field, and we continue to attract key talented individuals with deep and relevant experience operating in the field. The Company retains a high degree of operational and financial flexibility, generally allowing it to increase or decrease its activities at its own discretion.

Operational and Financial Highlights

The following are operational and financial highlights for the four months ended December 31, 2015:

•                  Revenues decreased 36% to $34.1 million for the four months ended December 31, 2015, compared to $52.9 million for the same period of 2014;

•                  Adjusted EBITDA for the four months ended December 31, 2015 was down 67% compared to the corresponding period of the prior year;

•                  As of December 31, 2015, the Company’s cash and equivalents totaled $66.5 million, and it had $85 million available on its credit facility, as compared to $133.9 million and $85 million, respectively, at August 31, 2015;

•                  For the four months ended December 31, 2015, net oil and natural gas production increased 28% to 1,320 MBOE, as compared to 1,029 MBOE in the same year ago period;

•                  December 31, 2015 estimated proved reserves increased 17% to 26.4 million barrels of oil and 238.7 billion cubic feet of gas, or combined total 66.2 million BOE, compared to 56.7 million BOE as of August 31, 2015. The PV-10 value of the reserves is $438.1 million as of December 31, 2015, compared to $438.3 million at August 31, 2015. The commodity prices used to evaluate the reserves as of December 31, 2015 dropped 22% per barrel of oil and 21% per Mcf of gas from the prices used at August 31, 2015;

•                  Total shareholder return (“TSR”), a measure of long-term shareholder performance, was (32)% over the past calendar year, 58% over the past three calendar years, and 199% over the past five calendar years, on average, placing the Company fifth among the peer group for three-year TSR and first among the peer group for five-year TSR during the period; and

•                  In May 2015, we hired Lynn A. Peterson as our new President (subsequently appointed Chairman and Chief Executive Officer effective January 1, 2016), and in August 2015, we hired James P. Henderson as our new Chief Financial Officer.

Key Compensation Actions During the Transition Period

Based in part on the Company’s strong performance during an otherwise tumultuous period for our industry, we took the following key compensation actions in the Transition Period:

•                  Maintained executive salaries at current levels pending the conclusion of the Compensation Committee’s competitive compensation analysis;

•                  Limited discretionary bonuses pending the adoption of a formal performance-based short-term incentive compensation program;

•                  Granted stock options to our Chief Financial Officer pursuant to our onboarding compensation agreement with Mr. Henderson;

•                  Granted restricted stock awards to our new Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Accounting Officer in recognition of superior performance and contributions during the Transition Period; and

•                  Finalized payment arrangements for our outgoing Co-CEOs, including terminating their employment agreements and executing ongoing consulting agreements for future services in order to provide our new CEO with additional advice and experience regarding the Company’s operations, areas in which it operates, and potential acquisition opportunities.

Link of Pay to Performance

The Company firmly believes in the “pay for performance” philosophy and as such, TSR is an important metric to the Board and management. The charts below display the three- and five-year TSR of Synergy

(58% and 199%, respectively) as compared to the same metric for our 2016 peer group and to the S&P MidCap 400 Energy Index. These charts display the Company’s significant TSR performance in a period where much of the industry has seen a loss in shareholder value due to the impacts of external market factors. The TSR charts below reflect trading prices through December 31, 2015.

Compensation Objectives

The Compensation Committee oversees the executive compensation program.  Synergy’s executive compensation program is designed to align the interests of our executive officers with those of our shareholders in a way that allows us to attract, motivate and retain talented executives that will drive Company growth and create long-term shareholder value.

The Compensation Committee has established the following set of objectives for the executive compensation program:

•                  The executive compensation program should provide fair and market-competitive compensation based upon the employee’s position, experience and individual performance while maintaining fiscal responsibility for shareholders;

•                  A significant portion of the NEOs’ total compensation should be variable and should take into consideration the growth and profitability of the Company; and

•                  Synergy’s compensation program also seeks to reward executive officers for increasing the Company’s stock price over the long-term by providing compensation opportunities for NEOs in the form of long-term equity awards, the amounts of which are subject to performance modifications in the event of inferior or superior performance by the Company.

As such, the Compensation Committee retained the services of CBS to assist in the design of a compensation program that is more directly linked to shareholder return. As a result of the analysis, the Company has adopted an executive pay program that is detailed further below.

Compensation Philosophy

Following are the principal tenets of our executive officer compensation philosophy for 2015.

We Pay for Performance

Based on this philosophy, a significant portion of our NEO’s compensation will be in the form of performance-based short-term cash incentives and shareholder return-based long-term equity incentives. Each of these incentives plays a role in aligning pay with the Company’s performance and in aligning the long-term financial interests of our named executive officers with those of our stockholders. Each of these incentives is earned, or value from them is achieved, based on the performance of the Company and the executive.

We Pay Market Competitive Compensation

In order to pay market competitive compensation, the Compensation Committee considers compensation data from Synergy’s peer companies, and such data is an important reference point in the Compensation Committee’s decision making. While market data is an important reference point for the Compensation Committee, decisions regarding NEO compensation are made by analyzing a number of factors, of which market data is a single component. With respect to compensation decisions for 2016, the independent Compensation Consultant and the Compensation Committee searched for public companies in Synergy’s industry which are similar in size based on revenue, assets, net income, market capitalization and total enterprise value. Additional factors, such as geographical operations, complexity of operations, and other more subjective factors were also considered in the peer company selection process.

The following table includes the peer companies that will comprise the 2016 Compensation Peer Group which will be utilized by the Compensation Committee as part of prospective compensation decisions.

Abraxas Petroleum Corp.	Oasis Petroleum Inc.
Callon Petroleum Company	PDC Energy, Inc.
Carrizo Oil & Gas Inc.	Panhandle Oil and Gas Inc.
Diamondback Energy, Inc.	Parsley Energy
Eclipse Resources Corp	Rice Energy Inc.
Gulfport Energy Corp.	RSP Permian, Inc.
Halcon Resources Corporation	SM Energy Company
Laredo Petroleum, Inc.	Triangle Petroleum Corporation
Magnum Hunter Resources Corp.	WPX Energy, Inc.
Matador Resources Company	Whiting Petroleum Corp.
Northern Oil and Gas, Inc.

While Magnum Hunter Resources Corp. was part of the peer group for the Transition Period, the Compensation Committee ultimately decided to remove it from the peer group for all compensation evaluations going forward on account of the company’s ongoing bankruptcy proceedings.

Our Executive Compensation Programs Should Remain Flexible

To date, the rapidly growing nature of our business has demanded that we retain flexibility in assessing our NEOs’ performance and in determining the appropriate rewards for that performance. Previously, this flexibility was embodied by a compensation structure that incorporated discretionary annual bonuses and ad-hoc long-term equity incentive awards. However, the Company has elected to transition into more structured incentive compensation programs as we continue to grow and implement more objective, pre-established performance goals and a more structured long-term incentive grant program that we believe will help drive sustainable, long-term performance. To this end, we have eliminated discretionary bonuses and ad-hoc long-term incentive equity grants for our NEOs, in favor of performance-based short-term and long-term incentive awards primarily based on objective, determinable criteria. Additionally, in order to maintain flexibility to ensure that executive compensation packages are continuously aligned with shareholder interests, the Compensation Committee has retained negative discretion to reduce any short-term or long-term incentive awards where the Compensation Committee feels that performance does not warrant payouts at the formulaically determined levels.

Tax and Accounting Consequences Should not Drive our Executive Compensation Programs

The Compensation Committee’s current focus is primarily to incentivize and reward performance that increases shareholder value and that supports the growth of the Company. Accordingly, our compensation programs are not largely driven by tax and accounting considerations. However, where appropriate, the Committee may consider the tax and accounting ramifications of the Company’s plans, arrangements and agreements. Specifically, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer) whose compensation must be included in this proxy statement because they are the most highly compensated executive officers. There are exceptions to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The Company believes that it has satisfied all of the requirements for the performance-based short-term incentive and performance-based long-term incentive awards to qualify as “performance-based” within the meaning of Section 162(m), so that it is fully deductible by the Company without regard to the $1,000,000 limit.

Compensation Setting Process

Role of the Compensation Committee and Management in Setting Compensation

The Board has authorized the Compensation Committee to have primary oversight over the compensation of our NEOs.  Our Chief Executive Officer (and previously, our Co-CEOs) also plays an important role in the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed of business objectives and the performance of the NEOs other than himself.  The Compensation Committee independently reviews and evaluates the performance of the executive team in light of the recommendations made by the Co-Chief Executive Officer.  As such, all final approvals regarding the NEOs’ compensation remain with the Compensation Committee.  Finally, the Compensation Committee may retain an independent consulting firm and/or legal counsel experienced in executive and overall compensation practices and policies to assist the Compensation Committee in calibrating the form and amount of executive compensation.

Role of the Compensation Consultant

While the Company did not rely on the Compensation Consultant in making fiscal 2015 compensation decisions, the Company engaged the Compensation Consultant to assist with a thorough review of the Company’s executive compensation practices, and to design and implement a pay-for-performance oriented compensation program for the Company’s NEOs and other executive officers. The information provided by the Compensation Consultant was utilized by the Compensation Committee in adjusting compensation packages for the Transition Period as well as setting the compensation programs for 2016.

For 2016 compensation, CBS assisted us in the process of designing a new compensation program, which included the following:

•                  Base salaries for the executives which are at market competitive levels and consistent with Synergy’s compensation philosophy;

•                  A formal short-term incentive plan with clearly defined financial and individual metrics, award opportunities, and direct linkage between earned compensation and Company performance;

•                  A revised long-term incentive plan comprised of equity awards which are primarily performance-based, to better align executive compensation with Synergy’s long-term goals and objectives;

•                  Elimination of compensation decisions based either solely on subjective performance assessments, or solely based on certain historical Company metrics, such as well-completions; and

•                  Retention of negative discretion by the Compensation Committee for both short-term and long-term incentive awards in order to ensure payouts are aligned with actual Company performance.

Review of Executive Officer Compensation

Our review of executive officer compensation encompasses both the structure of our executive compensation program and the targeted amount of compensation.  When making compensation decisions, the Compensation Committee considered multiple sources of internal and external data.  However, because comparative compensation information is just one of the several analytical tools that we used in setting executive compensation, the Compensation Committee utilizes its judgment in determining the nature and extent of its use of comparative companies.  When exercising its discretion, the Compensation Committee may consider factors such as the nature of the officer’s duties and responsibilities as compared to the corresponding position in the peer companies, the experience and value the executive brings to the role, the executive’s performance results, the success demonstrated in meeting financial and other business objectives, the relationship of compensation earned compared to Company performance, and the impact on the internal equity of our pay structure within our Company.

Timing of Compensation Decisions

The Compensation Committee reviews NEO compensation at different times throughout each year. Going forward, the Company has determined to implement an annualized compensation setting process (aside from certain circumstances that might require intermediate activity). For example, the Company intends to review base salaries and target incentive awards at the beginning of each calendar year, with performance criteria established prior to the end of the first quarter of the Company’s new fiscal year. Following completion of the fiscal year (or performance period, as applicable), the Company will determine the short-term incentive cash payouts for the NEOs. Additionally, following completion of the applicable performance period for long-term equity incentive awards, the Company will determine what portion, if any, of such awards will be deemed earned and vested. In addition, the Compensation Committee will review compensation on an as needed basis, including when new employees are hired, existing employees are promoted, or when other factors it deems relevant merit a compensation review.

Components of Compensation—Executive Officers

The Company’s executive compensation program has three components: base salary, annual cash-based short-term incentive awards, and long-term equity compensation. In addition to the cash and equity components of compensation, the NEOs also participate in the Company’s health and retirement benefits programs.

Base Salaries

Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career. In determining base salaries, our Compensation Committee considers many things, including each executive’s role and responsibilities with the Company, unique skills, base salary at the executive’s existing employer, future potential with the Company, salary levels for similar positions in our market and internal pay equity.

The Company took the following actions with respect to NEO base salaries for the year ended August 31, 2015, and they remained in effect for the Transition Period:

EXECUTIVE	DATE	SALARY ACTION	REASON FOR ACTION
Mr. Holloway	November 1, 2014	Base salary was increased to $999,900 per employment contract year (June 1 - May 31), beginning June 1, 2015.

Base salary was increased due to continued outstanding performance, long tenure with the Company, exceptional positioning of the Company despite prevailing market forces, a history of creating high levels of shareholder return, and payment of a 2014 bonus over a twelve month period.

Mr. Scaff, Jr.	November 1, 2014	Base salary was increased to $999,900 per employment contract year (June 1 - May 31), beginning June 1, 2015.

Base salary was increased due to continued outstanding performance, long tenure with the Company, exceptional positioning of the Company despite prevailing market forces, a history of creating high levels of shareholder return, and payment of a 2014

EXECUTIVE	DATE	SALARY ACTION	REASON FOR ACTION
bonus over a twelve month period.
Mr. Peterson	May 27, 2015	Base salary was set at $600,000 per year upon hiring.

Mr. Peterson joined the Company on May 27, 2015. His base salary was set giving consideration to his skill set and fit within the Company, his current and future potential within the Company, and market conditions, while providing adequate incentive to induce him to work at the Company.

Mr. Henderson	August 24, 2015	Base salary was set at $375,000 per year upon hiring.

Mr. Henderson joined the Company on August 24, 2015. His base salary was set giving consideration to his skill set and fit within the Company, his current and future potential within the Company, and market conditions, while providing adequate incentive to induce him to work at the Company.

Mr. Jennings	March 7, 2015	Base salary was increased to $275,000 per year	Base salary was increased due to continued performance, long tenure with the Company, and positioning of the Company despite prevailing market forces.
Mr. Rasmuson	February 1, 2015	Base salary was increased to $325,000 per year

Base salary was increased due to continued performance, long tenure with the Company, positioning of the Company despite prevailing market forces, and a history of creating high levels of shareholder return.

Following the completion of the compensation analysis conducted by CBS, the Company increased Mr. Peterson’s base salary slightly, from $600,000 to $610,000 per year, effective April 1, 2016.

Short-Term Incentive (“STI”) Compensation

Annual cash-based STI awards are designed to incentivize our NEOs, through a variable compensation program based on the Company’s as well as the individual’s performance. Previously, our annual STI program was managed at the discretion of the Compensation Committee based on its review of both Company and the individual performance of each NEO during the fiscal year. Going forward, STI compensation awards will be set and determined according to mostly objective performance metrics. As stated above, based on the analysis provided by CBS, the Company decided to adopt an objective, performance-based STI program for 2016 and future years.

STI Compensation During the Transition Period

In December 2015, based on the data and analysis provided by the Compensation Consultant, the Compensation Committee awarded discretionary annual bonuses of $375,000 to each of Messrs. Holloway, Scaff, and Peterson for the Transition Period in recognition of past services and superior performance, including helping guide the Company through the leadership transition.

2016 STI Compensation Program

Beginning with the 2016 STI awards, award targets will be set as a percentage of each NEO’s base salary, with threshold and maximum opportunities available depending upon performance against the pre-established performance criteria.

Target STI awards for the NEOs will be set as follows:

Title	Target STI as % of Base Salary
CEO & Chairman	100%
CFO	85%
COO	50%

Threshold performance will result in payouts equal to 50% of target, while maximum performance will result in payouts equal to 200% of target. Performance in between payout levels will result in pro-rated payouts. Performance below the threshold level will result in no payouts. Additionally, the Compensation Committee will retain negative discretion to downward adjust any payouts if, in the Compensation Committee’s sole discretion, it is believed that Company performance does not warrant a payout at the determined level.

Each STI award to be earned will be based on the following metrics and weightings:

Performance Metrics	Metric Weight %
Production	20%
Adjusted EBITDA	25%
Proved Reserves	20%
Individual Objectives	25%
Safety	10%

Long-Term Incentive (“LTI”) Compensation

Previously, our LTI program consisted of periodic grants of time vested stock options, with an exercise price equal to the fair market value of our common stock on the date of grant, as well as grants of time vested restricted stock. Time-vested equity awards were designed to focus our NEOs on our long-term goals and enhancement of stockholder value, and provide rewards for achievement of these goals through equity awards that increase based on increases in the Company’s stock value. Decisions made regarding the timing and size of grants took into account our performance and that of the employee, the overall financial health of the Company, as well as competitive market practices and the size of the grants made in prior years. The weighting of these factors varied and was subjective. As stated above, based on the analysis provided by CBS, the Company decided to adopt a performance-based LTI program for all awards beginning in 2016, the details of which are described further below.

LTI Awards During the Transition Period

Prior to the implementation of the newly designed LTI program, the Company made selected equity grants to fulfill commitments made as part of the onboarding of our new NEOs, as well as contributions of the new NEOs during the Transition Period. Consistent with prior practices, these awards were made in the form of stock options and restricted shares of our common stock.

In December 2015, we made the following LTI compensation grants to our NEOs:

•                  The Board granted Mr. Peterson 100,000 restricted stock units (RSUs) of the Company, with the RSUs scheduled to vest in three equal installments beginning on December 31, 2015 if Mr. Peterson remains employed with the Company through this period. These RSUs were granted for past services during the Transition Period and in recognition of superior performance, including guiding the Company through the leadership transition as well as an incentive for future performance and retention.

•                  The Board granted Mr. Henderson 150,000 stock options to purchase shares of the Company’s common stock, with an exercise price of $10.01 per share, with the options scheduled to vest in five equal annual installments. The first installment vested on December 15, 2015 and the remaining installments will vest beginning on August 24, 2016 and each year thereafter if Mr. Henderson remains employed with the Company through this period. These options were granted as part of the arrangement made with Mr. Henderson upon his hire as disclosed on August 28, 2015.

•                  The Compensation Committee granted Mr. Henderson 25,000 RSUs of the Company, with the underlying shares scheduled to vest equally over a three-year period beginning on December 28, 2015 if Mr. Henderson remains employed with the Company through this period. These RSUs were granted for past services during the Transition Period and in recognition of superior performance, including guiding the Company through the leadership transition as well as an incentive for future performance and retention.

•                  The Board ratified a grant to Mr. Henderson of 75,000 RSUs of the Company, with the RSUs scheduled to vest in five equal annual installments. The first installment vested on December 15, 2015 and the remaining installments will vest beginning on August 24, 2016 and each year thereafter if Mr. Henderson remains employed with the Company through this period. These awards were granted as part of the arrangement made with Mr. Henderson upon his hire as disclosed on August 28, 2015.

•                  The Compensation Committee granted Mr. Rasmuson 40,500 RSUs of the Company, with the RSUs scheduled to vest equally over a three-year period beginning on December 28, 2015 if Mr. Rasmuson remains employed with the Company through this period. These RSUs were granted for past services during the Transition Period and in recognition of performance, including guiding the Company through the leadership transition as well as an incentive for future performance and retention.

•                  The Compensation Committee granted Mr. Jennings 15,000 RSUs of the Company, with the RSUs scheduled to vest equally over a three-year period beginning on December 28, 2015 if Mr. Jennings remains employed with the Company through this period. These RSUs were granted for past services during the Transition Period and in recognition of performance, including guiding the Company through the leadership transition.  These RSUs are expected to vest in connection with Mr. Jennings’ separation in May 2016.

2016 LTI Compensation Program

The Company believes that performance-based equity awards that are directly tied to shareholder return should be a significant portion of the LTI program going forward. However, the Company also recognizes the retentive value of time-based awards, and believes that a well-rounded LTI compensation program is both linked to shareholder return, while also providing the NEOs with a level of financial security so as to avoid incentivizing excessive risk taking. As such, the Company has designed and implemented a new structure for all equity awards granted in 2016.

Under the new structure, each NEO will be eligible for a target award value based on a percent of base salary.

Target LTI awards for the NEOs will be determined as follows:

Title	Target LTI as % of Base Salary
CEO & Chairman	375%
CFO	200%
COO	125%

Thirty percent of the target annual award value will be granted in the form of time-based restricted stock units (“RSUs”) which will vest in equal installments on each of the first three anniversaries of the grant date if the NEO remains employed with the Company through the applicable service period. The remaining 70% of the target annual equity award will be comprised of performance-based RSUs (“PSUs”) which will be subject to a three-year performance period. The PSUs will vest, if at all, based on the Company’s TSR relative to a selected peer group of companies (i.e., relative TSR) over the performance period. The peer group of companies used for determining the PSU payouts is not necessarily the same as the peer group utilized as part of the compensation determination process, although it is the Company’s intent that the PSU peer group will be comprised of companies that make up the compensation peer group.

With regards to the PSUs, performance at threshold levels will result in 50% of the target number of shares vesting, while performance at maximum levels will result in 200% of the target number of shares vesting. Further, should TSR for the Company be negative at the end of the performance period, vesting of awards will be limited to the target number of shares, irrespective of how the Company’s TSR compares to the TSR of the selected peer group companies. Finally, the Compensation Committee will retain negative discretion to downward adjust the amount of an award that will vest should the Committee, in its sole discretion, believe that Company performance does not warrant vesting at the determined levels.

Benefits

In addition to cash and equity compensation programs, NEOs participate in the health insurance programs available to the Company’s employees. All NEOs are eligible to participate in the Company’s 401(k) plan on the same basis as all other employees. The Company’s contributions to the 401(k) plan consist of a discretionary matching contribution equal to 100% of compensation deferrals not to exceed 3% of eligible compensation plus 50% of compensation deferrals in excess of 3% of eligible compensation not to exceed more than 5% of eligible compensation. We do not have a defined benefit pension plan, profit sharing, or other retirement plan.

Executive Share Ownership Requirements

In 2016, the Board adopted Share Ownership Requirements for the Company’s NEOs and Vice Presidents. Required ownership ranges from 1 times to 6 times base salary. Qualified holdings include stock owned directly, as well as unvested time-based restricted stock. The value of the shares held to determine if the ownership guidelines are met is measured on April 1 each year, as the average of the month end closing price for the 12 months preceding the date of calculation. Applicable executives will have a five year phase-in period in which to meet the ownership requirements. Below are the specific guidelines for the Company’s NEOs:

Position	Required Ownership as a Multiple of Base Salary
CEO	6	x
Other NEOs	3	x
Vice Presidents	1	x

Anti-Hedging, Anti-Pledging Policy

The Company has adopted a policy to expressly prohibit directors and officers from pledging Company securities as collateral or engaging in any hedging or monetization transaction related to the Company securities.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee reviewed the elements of executive compensation to determine whether any portion of the executive compensation package encouraged excessive risk taking and concluded:

•                  Significant weighting toward incentive compensation provides a heavy incentive for the executive officers to produce value for shareholders. At the same time, providing market-based, sizeable cash base salaries for the executive officers helps avoid unreasonable risk-taking by the executive team by ensuring that they are not entirely dependent on achieving incentive compensation in order to attain a significant but market-based cash compensation levels;

•                  Goals are appropriately set to avoid targets that, if not achieved, result in an unreasonably large percentage loss of compensation;

•                  Incorporating a time-based vesting component for a portion of the annual long-term incentive awards to provide the NEOs with a measure of security to avoid incentivizing excessive risk-taking solely in order to drive the value of their incentive award payouts; and

•                  The Compensation Committee should retain negative discretion for both STI and LTI awards in order to ensure payouts are aligned with actual Company performance.

Executive Compensation Tables

Summary Compensation Table

The following table shows the compensation paid or accrued to our NEOs for the Transition Period (indicated as “TP”) and the three most recently completed fiscal years of the Company.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(5)	Non-Equity Incentive Plan Compensation(6)	Stock Awards(7)	Option Awards(8)	All Other Compensation(9)	Total
Edward Holloway(10)	TP	$319,612		$375,000	—	$2,000,000	—	$1,000	$2,695,612
Former Co-Chief Executive Officer	2015	$1,197,000	(4)	$350,000	$600,000	—	—	$10,400	$2,157,404
	2014	$450,000		$320,000	$400,000	$819,600	—	$10,000	$1,999,600
	2013	$330,000		$200,000	—	—	—	$10,000	$540,000

William E. Scaff, Jr.(10)	TP	$319,613		$375,000	—	$2,000,000	—	$1,000	$2,695,613
Former Co-Chief Executive Officer, Treasurer	2015	$1,197,000	(4)	$350,000	$600,000	—	—	$10,400	$2,157,404
	2014	$450,000		$320,000	$400,000	$819,600	—	$10,000	$1,999,600
	2013	$330,000		$200,000	—	—	—	$10,000	$540,000

Lynn A. Peterson(1)	TP	$200,000		$375,000	—	$1,001,000	—	$8,975	$1,584,975
President, Chairman and Chief Executive Officer	2015	$150,000		$250,000	—	$2,865,000	$9,699,023	—	$12,964,023

James P. Henderson(2)	TP	$125,000		$126,000	—	$220,500	$779,323	$9,080	$1,259,903
Chief Financial Officer	2015	$8,654		—	—	$727,500	—	—	$736,154

Craig D. Rasmuson(3)	TP	$104,167		$206,250	—	$357,210	—	$6,000	$673,627
Chief Operating Officer	2015	$264,584		$250,000	—	$489,200	—	$10,400	$1,014,184
	2014	$203,623		$50,000	—	$518,400	$653,473	$10,000	$1,435,496

Frank L. Jennings(11)	TP	$91,668		$100,000	—	$132,300	—	$6,755	$330,723
Chief Accounting Officer	2015	$262,506		$200,000	—	$228,800	—	$10,400	$701,706
Former Chief Financial Officer	2014	$215,000		$90,000	—	$648,000	—	$10,000	$963,000
	2013	$180,000		—	—	—	—	$7,000	$187,000

(1)                                     Mr. Peterson was appointed as President on May 27, 2015, and Chairman and Chief Executive Officer effective January 1, 2016.

(2)                                     Mr. Henderson was appointed as the Chief Financial Officer on August 24, 2015.

(3)                                     Mr. Rasmuson was appointed as Chief Operating Officer on January 22, 2014.

(4)                                     On October 24, 2014 the Compensation Committee adjusted the base salaries of Mr. Holloway and Mr. Scaff with the intention of providing them with base salary for their employment contract year of June 1, 2014 through May 31, 2015 of $990,900, as well as for each employment contract year thereafter. Due to an interpretive error, the adjustment was applied incorrectly for the employment contract year beginning June 1, 2015 - May 31, 2016, resulting in base salary for the period June 1, 2015 through August 31, 2015 exceeding the pro-rata portion of the $990,900 annual base salary that should have been paid during such period. In order to correct the error, the base salaries of each of Mr. Holloway and Mr. Scaff were reduced through December 31, 2015 so that their base salaries for the June 1, 2015 - May 31, 2016 employment contract year would have equaled the intended amount of $990,900.

(5)                                     “Bonus” column includes discretionary annual bonuses as well as the signing bonus paid to Mr. Peterson upon his appointment as President.

(6)                                     “Non-Equity Incentive Plan Compensation” includes well completion bonuses paid to Mr. Holloway and Mr. Scaff.

(7)                                     Represents the grant date fair value of stock issued for services computed in accordance with ASC 718 on the date of grant. Please see Note 12 to the Company’s financial statements for information regarding the principles used to calculate the grant date fair values set forth above.

(8)                                     Represents the grant date fair value of options granted computed in accordance with ASC 718 on the date of grant. Please see Note 12 to the Company’s financial statements for information regarding the principles used to calculate the grant date fair values set forth above.

(9)                                     “All Other Compensation” includes compensation received that we could not properly report in any other column of the table. These amounts represent the Company matching contribution to the Company’s 401(k) Plan.

(10)                                Messrs. Holloway and Scaff resigned from their positions as Co-Chief Executive Officers effective December 31, 2015.

(11)                                The term of Mr. Jennings’s employment contract expires on May 31, 2016.

Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding annual and LTI award opportunities granted in the Transition Period:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)	Awards ($/Sh)	Awards ($)(3)
Mr. Holloway	12/14/2015	—	—	—	—	—	—	200,000	(1)	—	—	$2,000,000

Mr. Scaff, Jr.	12/14/2015	—	—	—	—	—	—	200,000	(1)	—	—	$2,000,000

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)		Awards ($/Sh)	Awards ($)(3)
Mr. Peterson	12/15/2015	—	—	—	—	—	—	100,000	(1)	—		—	$1,001,000

Mr. Henderson	8/24/2015	—	—	—	—	—	—	75,000	(2)	—		—	$727,500
	12/15/2015	—	—	—	—	—	—	—		150,000	(1)	10.01	$779,323
	12/28/2015	—	—	—	—	—	—	25,000	(1)	—		—	$220,500

Mr. Rasmuson	12/28/2015	—	—	—	—	—	—	40,500	(1)	—		—	$357,210

Mr. Jennings	12/28/2015	—	—	—	—	—	—	15,000	(1)	—		—	$132,300

(1)                                     The amounts shown reflect RSUs grants made to Mr. Peterson, Mr. Henderson, Mr. Rasmuson, and Mr. Jennings in December 2015. See “Compensation Discussion and Analysis” above for additional information about these equity awards.

(2)                                     The awards reported for Mr. Henderson reflect onboarding grants of stock bonus shares and stock options awarded to Mr. Henderson in December 2015 pursuant to the commencement of his employment and appointment as Chief Financial Officer. See “Compensation Discussion and Analysis” above for additional information about these equity awards.

(3)                                     Represents the grant date fair value of options, RSUs, and stock bonus shares granted, computed in accordance with ASC 718 on the date of grant. Please see Note 12 to the Company’s financial statements for information regarding the principles used to calculate the grant date fair values set forth above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding options, unvested restricted stock units, and unvested stock bonus shares held by our NEOs as of December 31, 2015. Market values for outstanding stock awards are presented as of December 31, 2015 based on the closing price of our common stock on the NYSE MKT on December 31, 2015 of $8.52.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights That Have Not Vested ($)
Mr. Peterson	5/27/2015	350,000	1,400,000	(2)	$11.46	5/27/2025	—		—	—	—
	5/27/2015	—	—		—	—	200,000	(3)	$1,704,000	—	—
	12/28/2015	—	—		—	—	66,666	(4)	$567,994	—	—

Mr. Henderson	8/24/2015	—	—		—	—	60,000	(5)	$511,200	—	—

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights That Have Not Vested ($)
	12/15/2015	30,000	120,000	(6)	$10.01	12/15/2015	—		—
	12/28/2015	—	—		—	—	16,667	(4)	$142,003	—	—

Mr. Rasmuson	12/31/2008	30,000	—		$3.00	12/31/2018	—		—	—	—
	9/27/2010	20,000	—		$2.40	9/27/2020	—		—	—	—
	9/22/2011	60,000	20,000	(7)	$2.80	9/22/2021	—		—	—	—
	9/22/2012	75,000	25,000	(8)	$3.67	9/22/2022	—		—	—	—
	9/22/2013	40,000	60,000	(9)	$9.63	9/22/2023	—		—	—	—
	2/1/2014	—	—		—	—	40,000	(10)	$340,800	—	—
	2/1/2015	—	—		—	—	40,000	(11)	$340,800	—	—
	12/28/2015	—	—		—	—	27,000	(4)	$230,040	—	—

Mr. Jennings	3/7/2011	150,000	—		$4.40	3/7/2021	—		—	—	—
	3/7/2014	—	—		—	—	20,000	(12)	$170,400	—	—
	3/7/2015	—	—		—	—	20,000	(13)	$170,400	—	—
	12/28/2015	—	—		—	—	10,000	(4)	$85,200	—	—

(1)                                     These amounts were calculated based on $8.52 per share, which was the closing price of the Company’s common stock on December 31, 2015.

(2)                                     The remainder of these nonqualified stock options will vest in increments of 350,000 shares upon the first four anniversaries of the grant date, subject generally to continued employment by the recipient during the four-year period following the grant date.

(3)                                     The remainder of these stock bonus shares will vest in increments of 50,000 shares upon the first four anniversaries of the grant date, subject generally to continued employment by the recipient during the four-year period following the grant date.

(4)                                     The remainder of these restricted stock units will vest in two equal increments on the first and second anniversaries of the grant date, subject generally to continued employment by the recipient during the two-year period following the grant date.

(5)                                     The remainder of these stock bonus shares will vest in increments of 15,000 shares upon the first four anniversaries of the grant date, subject generally to continued employment by the recipient during the four-year period following the grant date.

(6)                                     The remainder of these nonqualified stock options will vest in four equal installments beginning on August 24, 2015 and then on each of the three anniversaries of August 24 thereafter.

(7)                                     The remainder of these nonqualified stock options will vest on the fifth anniversary of the grant date, subject generally to continued employment by the recipient during the five-year period following the grant date.

(8)                                     The remainder of these nonqualified stock options will vest on the fourth anniversary of the grant date, subject generally to continued employment by the recipient during the four-year period following the grant date.

(9)                                     The remainder of these nonqualified stock options will vest in increments of 20,000 shares upon the third, fourth, and fifth anniversaries of the grant date, subject generally to continued employment by the recipient during the five-year period following the grant date.

(10)                                The remainder of these stock bonus shares will vest in two equal increments on the second and third anniversaries of the grant date, subject generally to continued employment by the recipient during the three-year period following the grant date.

(11)                                The remainder of these stock bonus shares will vest in two equal increments on the first and second anniversaries of the grant date, subject generally to continued employment by the recipient during the two-year period following the grant date.

(12)                                The remainder of these stock bonus shares will vest in full on the second anniversary of the grant date, subject generally to continued employment by the recipient during the three-year period following the grant date.

(13)                                The remainder of these stock bonus shares will vest in full on the first anniversary of the grant date, subject generally to continued employment by the recipient during the one-year period following the grant date.

Option Exercises and Stock Vested

The following table shows information concerning the stock options exercised and stock awards vested during the four months ended December 31, 2015 by the persons named below:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Holloway	—	—	222,500	2,208,225
Mr. Scaff, Jr.	—	—	222,500	2,208,225
Mr. Peterson	—	—	33,334	294,006
Mr. Henderson	—	—	23,333	223,647
Mr. Rasmuson	—	—	13,500	119,070
Mr. Jennings	—	—	5,000	44,100

(1)                                 For option awards, the value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Employment Agreements

We currently maintain executive employment agreements with all of our NEOs except for Messrs. Holloway and Scaff, whose employment agreements have been terminated effective December 31, 2015, Mr. Jennings, whose employment agreement expires on May 31, 2016, and Mr. Henderson. The employment agreement for each NEO sets forth his job title and responsibilities, compensation, restrictive covenants, and the consequences of certain terminations of employment, including upon a change of control. As part of the engagement of the Compensation Consultants, the Company has reviewed and evaluated all employment agreements currently in place with its NEOs to ensure market competitiveness and that the provisions therein generally align with market best practices.

Lynn A. Peterson, President and Chief Executive Officer. Mr. Peterson’s employment agreement commenced on May 27, 2015 and expires on May 31, 2020. Upon Mr. Peterson’s death or disability, he (or his legal representative) is entitled to receive all compensation that would otherwise be payable to Mr. Peterson through the last day of the month in which his death occurs or in which his employment is terminated due to disability, and any unvested equity grants and stock options will become immediately exercisable. In the event of his termination for “cause,” Mr. Peterson is entitled to be paid through the date of his termination of employment. If the Company terminates Mr. Peterson for cause or for disability and an arbitrator determines that the termination was improper, Mr. Peterson is entitled to the compensation which he would have received had the employment agreement not been terminated. In the event the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability and not in connection with or within 12 months following a change in control (as defined below), the Company will pay to Mr. Peterson a lump sum amount equal to two times Mr. Peterson’s annual salary (as in effect at the time of termination) plus Mr. Peterson’s most recent bonus (the “Termination Payment”), and all of Mr. Peterson’s unpaid or unvested equity grants and stock options will be immediately vested. In the event of a “constructive termination” other than in connection with or within 12 months following a change in control, Mr. Peterson may terminate his employment upon not less than 30 days’ notice, will be entitled to receive the Termination Payment, and all of his unpaid or unvested restricted stock awards and option awards will be immediately vested. In the event of a change of control, if the Company terminates Mr. Peterson’s employment without the occurrence of a “cause” event on or before the first anniversary of the change of control and not due to Mr. Peterson’s death or disability, the Company will pay to Mr. Peterson a lump sum amount equal to three times Mr. Peterson’s annual salary (as in effect at the time of termination) plus Mr. Peterson’s most recent bonus. All of Mr. Peterson’s unpaid or unvested equity grants and stock options shall be immediately vested upon a change of control (whether or not followed by his termination of employment), and the expiration date of any options which would expire within 6 months after the constructive termination will be extended to the date that is the earlier to occur of 12 months after the date of the constructive termination or the tenth anniversary of the date of grant. In addition, upon a change of control and Mr. Peterson’s termination of employment, he will receive the value of 18 months of COBRA premiums in a cash lump sum. The termination payments provided in the employment agreement are subject to modification as necessary to comply with Section 409A of the Code. The termination payments described above (other than those payable in connection with a change of control) are subject to Mr. Peterson’s execution of a release agreement reasonably acceptable to the Company and are not payable in the event of a material breach of the employment agreement by Mr. Peterson. Mr. Peterson’s employment agreement contains confidentiality obligations applicable during the term of his employment and thereafter. The employment agreement also contains a non-competition provision which is applicable during the term of the employment agreement and for one year thereafter and restricts Mr. Peterson from being employed by or owning an interest in any company which competes with the Company and from owning an interest in any property located within 50 miles of any property owned or under consideration by the Company, subject to certain exceptions. During his term of employment, the Company agrees to nominate Mr. Peterson for election to the Board.

Upon the resignations of the Messrs. Holloway and Scaff, Mr. Peterson was appointed as the Chairman and Chief Executive Officer of the Company, effective January 1, 2016.

Craig Rasmuson, Chief Operating Officer. Mr. Rasmuson’s employment agreement commenced on February 1, 2014 and expires on February 1, 2017. Upon Mr. Rasmuson’s death or disability, he (or his legal representative) is entitled to receive all compensation that would otherwise be payable to Mr. Rasmuson through the last day of the month in which his death occurs or in which his employment is terminated due to disability, and any unvested equity grants and stock options will become immediately exercisable. In the event of his termination for “cause,” Mr. Rasmuson is entitled to be paid through the date of his termination of employment. If the Company terminates Mr. Rasmuson for cause or for disability and an arbitrator determines that the termination was improper, Mr. Rasmuson is entitled to the compensation which he would have received had the employment agreement not been terminated. In the event of a “constructive termination” other than a “change of control,” Mr. Rasmuson may terminate his employment upon not less than 30 days’ notice. In the event of a constructive termination following a change of control, Mr. Rasmuson may terminate his employment upon not less than 30 days’ notice and is entitled to receive a lump sum amount equal to the greater of 12 months’ salary (as in effect at the time of termination) or the amount of all salary and benefits which would otherwise be payable pursuant to his employment agreement. All unvested options and bonus shares held by Mr. Rasmuson will become fully vested upon a constructive termination (whether or not followed by his termination of employment). If Mr. Rasmuson retires during the term of the employment agreement after attaining the age of 70, any unvested equity grants and stock options will become immediately exercisable and may be exercised for a period of one year. Mr. Rasmuson’ employment agreement contains confidentiality obligations applicable during the term of his employment and thereafter. The employment agreement also contains a non- competition provision which is applicable during the term of the employment agreement and for one year thereafter and restricts Mr. Rasmuson from being employed by or owning an interest in any company which competes with the Company and from owning an interest in any property located within 50 miles of any property owned or under consideration by the Company, subject to certain exceptions.

Frank L. Jennings, Chief Accounting Officer. Mr. Jennings’ employment agreement commenced on March 7, 2014 and expires on May 31, 2016. Pursuant to his employment agreement, upon Mr. Jennings’ death or disability, he (or his legal representative) is entitled to receive all compensation that would otherwise be payable to Mr. Jennings through the last day of the month in which his death occurs or in which his employment is terminated due to disability, and any unvested equity grants and stock options will become immediately exercisable. In the event of his termination for “cause,” Mr. Jennings is entitled to be paid through the date of his termination of employment. If the Company terminates Mr. Jennings for cause or for disability and an arbitrator determined that the termination was improper, Mr. Jennings is entitled to the compensation which he would have received had the employment agreement not been terminated. In the event of a “constructive termination” other than a “change of control,” Mr. Jennings may terminate his employment upon not less than 30 days’ notice. In the event of a constructive termination following a change of control, Mr. Jennings may terminate his employment upon not less than 30 days’ notice and is entitled to receive a lump sum amount equal to the greater of 12 months’ salary (as in effect at the time of termination) or the amount of all salary and benefits that would otherwise be payable pursuant to his employment agreement. All unvested options and bonus shares held by Mr. Jennings will become fully vested upon a constructive termination (whether or not followed by his termination of employment). Mr. Jennings’ employment agreement contains confidentiality obligations applicable during the term of his employment and thereafter. In connection with his separation, it is expected that Mr. Jennings’ 10,000 unvested shares of restricted stock will be issued and will vest in full, and the 150,000 options held by Mr. Jennings will become exercisable for the remaining term of the options.

Ed Holloway, Former Co-Chief Executive Officer. On December 14, 2015, the Board accepted the resignation of Mr. Holloway, effective December 31, 2015. The Company entered into a consulting agreement with Mr. Holloway for the purposes of providing advice to Mr. Peterson, on an as requested basis, in the areas of acquisitions and special projects or as otherwise requested by Mr. Peterson. In exchange for such consulting services, the Company has agreed to pay Mr. Holloway $70,000 per month during the five-month period ending May 31, 2016, and Mr. Holloway received the title to the Company vehicle which was assigned to him at the time of resignation.

William E. Scaff, Jr., Former Co-Chief Executive Officer and Treasurer. On December 14, 2015, the Board accepted the resignation of Mr. Scaff, effective December 31, 2015. The Company entered into a consulting agreement with Mr. Scaff for the purposes of providing advice to Mr. Peterson, on an as requested basis, in the areas of acquisitions and special projects or as otherwise requested by Mr. Peterson. In exchange for such consulting services, the Company has agreed to pay Mr. Scaff $70,000 per month during the five-month period ending May 31, 2016, and Mr. Scaff received the title to the Company vehicle which was assigned to him at the time of resignation.

Estimated Termination and Change in Control Benefits

The following table quantifies the benefits that would have been received by our NEOs had they experienced a termination of employment under various circumstances as of December 31, 2015 under the terms of their employment agreements in effect on such date:

Name	Payment Type	Termination Upon Death or Disability ($)	Termination for Cause ($)	Certain Terminations in Violation of Agreement(1) ($)	Certain Terminations upon or after a Change of Control(2) ($)
Mr. Peterson	Cash Payment	—	—	1,575,000	2,175,000
	Equity (3)	2,271,994	—	2,271,994	2,271,994
	COBRA	—	—	—	11,934
	TOTAL	2,271,994	—	3,846,994	4,458,928

Mr. Henderson(4)	Cash Payment	—	—	—	—
	Equity (3)	653,203	—	—	653,203
	TOTAL	653,203	—	—	653,203

Mr. Rasmuson	Cash Payment	—	—	352,083	352,083
	Equity (3)	1,147,290	—	1,032,270	1,147,290
	TOTAL	1,147,290	—	1,384,353	1,499,373

Mr. Jennings	Cash Payment	—	—	114,583	275,000
	Equity (3)	426,000	—	340,800	426,000
	TOTAL	426,000	—	455,383	701,000

(1)                                 Termination in Violation of Agreement refers to a termination event in which the Company terminates a NEO in breach of the “for cause” or disability termination provisions of the employment agreement. Except where otherwise noted, amounts shown reflect base salary for the remainder of the employment term and do not include discretionary bonuses.

(2)                                 Termination upon or after a Change of Control refers to a constructive termination occurring simultaneously with or following a Change of Control for the periods described in the employment agreements.

(3)                                 Equity amounts based on the closing price of our common stock on the NYSE MKT on December 31, 2015 of $8.52

(4)                                 Mr. Henderson is not party to an employment agreement with the Company.

Equity Compensation Plan Information

The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders
2015 Equity Incentive Plan	332,533	(1)	$9.88	4,093,200	(1)
2011 Non-Qualified Stock Option Plan	4,013,500		$9.40	—
2011 Incentive Stock Option Plan	858,500		$11.10	—
2011 Stock Bonus Plan	767,334		N/A	—
Equity compensation plans not approved by security holders	—		—	—
Total	5,971,867			4,093,200

(1) Includes 148,533 unvested restricted share awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes show information as of May 10, 2016 regarding the beneficial ownership of our common stock by:

•                  Each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•                  Each member of the Board and each of our named executive officers; and

•                  All members of the Board and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is 1625 Broadway, Suite 300, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of stock awards within 60 days of May 10, 2016 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned includes these shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (1)
Named Executive Officers:
Lynn A. Peterson	833,333	(2)	0.4%
James P. Henderson	53,333	(3)	—%
Craig D. Rasmuson	284,507	(4)	0.1%

Non-Employee Directors:
Edward Holloway	3,116,389		1.6%
William E. Scaff, Jr.	3,091,389		1.6%
Rick Wilber	760,802	(5)	0.4%
Raymond McElhaney	299,993	(5)	0.2%
R.W. Noffsinger	136,043	(5)	0.1%
Jack Aydin	37,304	(5)	—%
Daniel E. Kelly	12,349	(5)	—%

All directors and named executive officers as a group (10 individuals)	8,625,442	(6)	4.4%

(1)                                 Based on 193,695,805 shares outstanding as of May 10, 2016, and calculated in accordance with Rule 13d-3(d)(1).

(2)                                 Shares beneficially owned include 50,000 shares of common stock subject to stock bonus shares vesting within 60 days of May 10, 2016 and 700,000 shares of common stock subject to options exercisable within 60 days of May 10, 2016.

(3)                                 Shares beneficially owned include 30,000 shares of common stock subject to options exercisable within 60 days of May 10, 2016.

(4)                                 Shares beneficially owned include 225,000 shares of common stock subject to options exercisable within 60 days of May 10, 2016.

(5)                                 Shares beneficially owned include 3,922 shares of common stock subject to restricted stock units vesting within 60 days of May 10, 2016.

(6)                                 Shares beneficially owned include 69,610 shares of common stock subject to stock bonus shares and restricted stock units vesting within 60 days of May 10, 2016 and 955,000 shares of common stock subject to options issued to named executive officers that are exercisable within 60 days of May 10, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and holders of more than 10% of the common stock are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.  If requested, the Company assists its officers and directors in complying with the reporting requirements of Section 16(a) of the Exchange Act.

Based solely on a review of the reports furnished to the Company or on written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the Transition Period, the Company’s officers and directors and owners of more than 10% of the Company’s common stock timely filed all reports they were required to file under Section 16(a) of the Exchange Act, other than a total of eight late Form 4 filings by Messrs. Conrad, McElhaney, Aydin, Seward, Holloway, Scaff, Wilber and Noffsinger.

OTHER MATTERS

The Board is not aware of any other matters that are to be presented at the Annual Meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting.  If other matters should properly come before the Annual Meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to include in the Company’s Proxy Statement for the 2017 annual meeting of stockholders must be received by the Company at its principal office on or prior to January 18, 2017, and must be submitted in compliance with SEC Rule 14a-8.  Proposals should be addressed to:

Synergy Resources Corporation

Attention:  Corporate Secretary

1625 Broadway, Suite 300

Denver, CO 80202

Pursuant to SEC Rule 14a-4(c)(1), if our Corporate Secretary receives any shareholder proposal at the address listed above after April 3, 2017 that is intended to be presented at the 2017 annual meeting of shareholders without inclusion in the Proxy Statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders.  This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and reduce expenses for companies.  Both the Company and some of our intermediaries may be householding our proxy materials and annual report.  Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent.  Should you wish to receive separate copies of our annual report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this Proxy Statement, to the attention of our corporate secretary.  If you hold your shares through an intermediary that is householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee.

By Order of the Board of Directors,

/s/ Lynn A. Peterson
Lynn A. Peterson
Chief Executive Officer
May 18, 2016

PROXY SYNERGY RESOURCES CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Synergy Resources Corporation acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held June 22, 2016, at 10:00 am Mountain Daylight Time, at the Sheraton Denver Downtown Hotel, 1550 Court Place, Denver, CO 80202 and hereby appoints each of Lynn A. Peterson and Cathleen M. Osborn each with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said annual meeting of shareholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof. The above named Attorney and Proxy is instructed to vote all of the undersigned’s shares as indicated on this proxy card. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 22, 1016. The Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://www.viewproxy.com/syrginfo/2016am as in this example Please mark votes FORAGAINST ABSTAIN (2) To ratify the appointment of EKS&H LLLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2016; (1) To elect the nominees named herein as members of the Company’s Board; (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW OR MARK THE ‘WITHHOLD’ BOX NEXT TO THE NOMINEE’S NAME) Nominees for the Board of Directors are 01 Lynn A. Peterson FOR WITHHOLD THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF ITEM 2. 02 Rick A. Wilber 03 Raymond E. McElhaney I plan to attend the Annual Meeting Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing. 04 Jack Aydin 05 Daniel E. Kelly 06 Paul J. Korus Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting. Date: Signature Signature (if held jointly) CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.  TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.